Exhibit 99.1

FOR IMMEDIATE RELEASE	For more information:
February 4, 2011	Contact: Eric Paul
Dividend Capital
(303) 228-2200

INDUSTRIAL INCOME TRUST INC. ANNOUNCES ACQUISITION ACTIVITY

DENVER, CO — February 4, 2011 — Industrial Income Trust Inc. (“IIT”), an industrial real estate investment trust, announced today that on January 27, 2011, it completed the acquisition of an approximately 824,000 square foot distribution warehouse located in the Baltimore Port market of Hagerstown, Maryland. The purchase price was $41.2 million at an estimated purchase price cap rate of approximately 7.4%. The property is 100% leased to Home Depot U.S.A. Inc. (“Home Depot”), one of the largest multi-channel retailers in the world, through September 30, 2016, with annual rent escalations of approximately 2.5% to 2.7% and the tenant has two five-year extension options. Additionally, there is an option to develop 338,000 square feet of warehouse space on site for any expanding needs.

IIT also announced that on January 19, 2011, it completed the acquisition of two industrial buildings totaling approximately 575,000 square feet in Dallas, Texas for $25.7 million at an estimated purchase price cap rate of approximately 7.2%, and an approximately 147,000 square foot industrial warehouse in Tampa, Florida, for $10.7 million at an estimated purchase price cap rate of approximately 8.2%.

“The Baltimore acquisition serves as Home Depot’s primary distribution facility for its North American fulfillment of internet and catalogue orders, with approximately 75% of its North American internet orders being serviced from this location,” said Dwight Merriman, Chief Executive Officer of IIT. “As a Class-A asset with a strong tenant and compelling lease terms, this acquisition is an important addition to our portfolio as we continue to strengthen our presence among America’s key port markets.”

Merriman continued, “The Tampa area is a major international port that serves as a gateway to fast-growing Central and South American markets with significant geographic and physical barriers to entry, including land costs. The Dallas/Fort Worth area is a major national distribution hub with what we believe has excellent highway access, strong rail lines and a major cargo airport. Entering both of these markets strengthens our portfolio as we build a national operating platform.”

Since its first acquisition on June 30, 2010, and including these recent acquisitions, IIT has acquired or entered into agreements to acquire properties with an aggregate purchase price of $331.0 million comprised of 31 buildings totaling approximately 5.3 million square feet at an estimated aggregate weighted average purchase price cap rate of approximately 7.5%. The current occupancy level for all such properties is approximately 98%, with an average remaining lease term (based on square feet) of 5.9 years. IIT has financed its acquisitions with proceeds from its common stock offering and from debt financings.

Industrial Income Trust

IIT is an industrial real estate investment trust that is focused on acquiring and operating high-quality distribution warehouses that serve as logistics centers for corporate tenants. IIT’s core strategy is to build a national platform of institutional quality industrial properties by targeting markets that have high barriers to entry, proximity to a large demographic base, and/or access to major distribution hubs. IIT’s primary financial objectives include preserving and protecting stockholders’ capital investments, providing current income to stockholders in the form of regular cash distributions, and realizing capital appreciation upon the sale of assets or through other liquidity events. A Dividend Capital affiliate is the sponsor of IIT.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy. This material contains forward-looking statements (such as those concerning estimated cap rates, investment objectives, strategies, opportunities, other plans and objectives for future operations or economic performance, or related assumptions or forecasts) that are based on IIT’s current expectations, plans, estimates, assumptions and beliefs that involve numerous risks and uncertainties, including, without limitation, IIT’s ability to consummate additional acquisitions and otherwise execute on its investment strategy, the availability of affordable financing, IIT’s ability to identify and time investments that will generate attractive returns for investors and those risks set forth in the “Risk Factors” section of IIT’s prospectus dated September 14, 2010, as supplemented, and IIT’s Annual Report on Form 10-K for the year ended December 31, 2009 (available at www.industrialincome.com). Any of these statements could be inaccurate, and actual events or our investments and results of operations could differ materially from those expressed or implied. To the extent that IIT’s assumptions differ from actual results, IIT’s ability to meet such forward-looking statements, including its ability to consummate additional acquisitions and financings, to invest in a diversified portfolio of quality real estate investments, and to generate attractive returns for investors, may be significantly hindered. You are cautioned not to place undue reliance on any forward-looking statements. IIT cannot assure you that we will attain our investment objectives. IIT’s charter places numerous limitations on it with respect to the manner in which it may invest its funds. These limitations cannot be changed unless IIT’s charter is amended, which requires the approval of its stockholders.

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